Exhibit (d)(1)(F)

THE NASDAQ OMX GROUP, INC.

NON-QUALIFIED STOCK OPTION AGREEMENT FOR NON-U.S. JURISDICTIONS

UNDER THE 2010 STOCK OPTION EXCHANGE PROGRAM

NONQUALIFIED STOCK OPTION AGREEMENT FOR NON-U.S. JURISDICTIONS (the “Agreement”) dated as of [            ] (the “Replacement Option Grant Date”) between The NASDAQ OMX Group, Inc., a Delaware corporation (the “Company”) and [NAME] (the “Optionee”).

RECITALS

The Company has adopted The NASDAQ OMX Group, Inc. Equity Incentive Plan, as amended and restated May 27, 2010 (the “Plan”), which Plan is incorporated by reference and made part of this Agreement.

Optionee was a holder of Eligible Options granted under the Plan. Pursuant to the Tender Offer Statement on Schedule TO and exhibits, including the Offer to Exchange dated July 7, 2010 describing the terms of the Company’s 2010 Stock Option Exchange Program (the “Exchange Program Documents”), Optionee as a holder of Eligible Options was provided an Offer to Exchange Eligible Options for Replacement Options (the “Offer to Exchange”), and Optionee agrees to accept the Offer to Exchange with respect to all or part of his or her Eligible Options.

Pursuant to the Offer to Exchange, Optionee has received the Replacement Options described herein. The grant of Replacement Options is subject to the terms of the Plan, the Exchange Program Documents and this Award Agreement. Capitalized terms not otherwise defined herein have the meaning set forth in the Plan or Exchange Program Documents. Copies of the Plan and the Exchange Program Prospectus are available from Human Resources, and are also available on the Company’s website.

NOW THEREFORE, in consideration of the mutual covenants set forth herein, the parties hereto agree as follows:

1.	Grant of the Replacement Options. Subject to the terms and conditions set forth herein and in the Plan and the Exchange Program Documents, and pursuant to the Optionee’s election to exchange part or all of his or her Eligible Options pursuant to the Offer to Exchange, the Company hereby grants the Optionee the following Replacement Options:

Replacement Option Grant Date:

Exercise Price per Share:

Option Type: (U.S. Tax) Non-Qualified Stock Option

Number of Replacement Options Granted:

Expiration Date:

Vesting Schedule: See Below

The Replacement Options so awarded (hereinafter, a “Replacement Option” or an “Option”) shall entitle the Optionee to purchase any part or all of an aggregate number of Shares of the Company’s common stock equal to the number of Replacement Options as indicated above, at a purchase price equal to the Exercise Price indicated above. For U.S. tax purposes, the Options are intended to be Non-Qualified Stock Options and not Incentive Stock Options, within the meaning of Section 422 of the Code.

Effective as of the Replacement Option Grant Date, all Eligible Options which have been exchanged for Replacement Options shall be cancelled.

The foregoing grant of Options is subject to the terms and conditions contained in this Award Agreement, the Exchange Program Documents, and the Plan. Optionee acknowledges that he or she has had the opportunity to examine the Plan and the Exchange Program Documents, has reviewed such documents and understands the Offer to Exchange.

2.	Vesting.

(a)	Subject to Section 3 hereof and contingent upon the Optionee’s continued employment with the Company until the applicable vesting date (except as otherwise provided in paragraphs (b) and (c) below), the Replacement Options shall vest as follows:

(i)	One-third of the Replacement Options shall vest on the first anniversary of the Replacement Option Grant Date.

(ii)	One-third of the Replacement Options shall vest on the second anniversary of the Replacement Option Grant Date.

(iii)	The remaining Replacement Options shall vest on the third anniversary of the Replacement Option Grant Date.

As used herein, “vested” Options shall mean those Options which (1) shall have become exercisable pursuant to the terms of this Agreement and (2) shall not have been previously exercised.

(b)	If, prior to vesting of the Replacement Options under paragraph (a) above the Optionee has a Separation from Service (as defined in the Plan) with the Company or any of its subsidiaries for any reason (voluntary or involuntary), then such non-vested Replacement Options shall be immediately and irrevocably forfeited, except as otherwise provided in Section 6(j)(ii) of the Plan (Separation from Service by reason of death or Retirement) or Section 11 of the Plan (Separation from Service following a Change in Control). Following Separation from Service, the Optionee’s vested Replacement Options shall remain exercisable for a limited period of time, as set forth in Section 6(j) or Section 11 of the Plan, as applicable. Notwithstanding anything to the contrary in the Plan or this Agreement, and for purposes of clarity, any Separation from Service shall be effective as of the date the Optionee’s active employment ends and shall not be extended by any statutory or common law notice period.

(c)	If, prior to the vesting of the Replacement Options under paragraph (a) above the Optionee is determined by the insurance carrier under the Company’s then-current long-term disability plan to be entitled to receive benefits under such plan, and, by reason of such disability, is deemed to have a Separation from Service (within the meaning of the Plan), then an amount of unvested Replacement Options shall vest as described on Section 6(j)(iii) of the Plan, and the Optionee’s vested Replacement Options shall be exercisable for a limited period of time as described in Section 6(j)(iii) of the Plan.

3.	Exercise of the Options.

(a)	Subject to the provisions of the Plan (including without limitation Section 6(j) of the Plan (Separation from Service) and Section 11 of the Plan (Separation from Service following a Change in Control)), the Exchange Program Documents and this Agreement, the Optionee may exercise all or a portion of the vested Options at any time prior to the Expiration Date; provided that Options may be exercised with respect to whole Shares only; and provided further that Options may not be exercised at any one time as to fewer than 100 Shares (or such number of Shares as to which the Options are then exercisable if such number is less than 100). In no event shall the Options be exercisable on or after the Expiration Date.

(b)	In accordance with Section 3(a) hereof, the Options may be exercised by delivering to the Company a notice of intent to exercise. The Optionee shall deliver such notice by such method (whether telephonic, electronic or written) as may be specified by the Committee from time to time. The date of exercise shall be the date the required notice is received by the Company; provided, however, that if payment in full is not received by the Company as described herein or as otherwise permitted, such notice shall be deemed not to have been received. Such notice shall specify the number of Shares as to which the Options are being exercised and shall be accompanied by payment in full, or adequate provision therefor, of the Exercise Price and any applicable withholding tax.

(c)

The payment of the Exercise Price shall be made in accordance with any process or procedure permitted by the Plan as of the date of exercise, including without limitation payment (i) in cash, or its equivalent, (ii) by exchanging Shares owned by the Optionee for at least six months (which are not the subject of any pledge or other security interest), (iii) by having the Company “net settle” the Shares by withholding from the Shares which would otherwise be delivered to the Optionee such Shares with a Fair Market Value sufficient to satisfy the minimum withholding required with respect thereto as determined by the Committee, (iv) through any broker’s cashless exercise procedure approved by the Committee, or (v) by a combination of the foregoing, provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Shares so tendered to the Company as of the date of such tender is at least equal to such Exercise Price and, if applicable, the withholding tax. Any broker-assisted exercise procedure must comply with all applicable laws at the time of exercise, and the Optionee shall be responsible for all broker fees. At the time of exercise of the Options, the Optionee shall pay such amount to the Company as the Company deems necessary to satisfy its obligation to withhold federal, state or local income or other taxes (including non-U.S. taxes) incurred by reason of such exercise or make such other arrangements as are acceptable to the Company, all in accordance with the provisions of Section 6 hereof. The net settlement of Shares and the exchange of Shares previously owned are hereby specifically authorized alternatives for the payment of the Exercise Price and/or the satisfaction of withholding obligations.

(d)	Notwithstanding any other provision of the Plan, the Exchange Program Documents or this Agreement to the contrary, no Option may be exercised prior to the completion of any registration or qualification of such Shares under applicable state and federal securities or other laws, or under any ruling or regulation of any government body, national securities exchange, or inter-dealer market system that the Committee shall in its sole discretion determine to be necessary or advisable.

(e)	As soon as practicable following the Company’s determination that an Option has been validly exercised as to any of the Shares, and the receipt by the Company of payment in full of the Exercise Price (as well as any applicable tax withholding as described in Section 6 hereof), the registrar for the Company will make an entry on its books and records evidencing that such Shares have been duly issued as of that date; provided, however, that the Optionee may, in the alternative, elect in writing prior thereto to receive a stock certificate representing the full number of Shares acquired, which certificates may bear a restrictive legend prohibiting the transfer of such Shares for such period as may be prescribed by the Company until certain conditions are met. The Company shall not be liable to the Optionee for damages relating to any delays in issuing the certificates or in the certificates themselves.

4.	No Right to Continued Employment: No Rights as a Shareholder. Neither the Plan, the Exchange Program Documents nor this Agreement shall confer on the Optionee any right to be retained in any position, as an employee, consultant or director of the Company. Further, nothing in the Plan, Exchange Program Documents nor this Agreement shall be construed to limit the discretion of the Company or the Employer to terminate the Optionee’s employment at any time, with or without cause. The Optionee shall not have any rights as a shareholder with respect to any Shares subject to an Option prior to the date of exercise of the Option.

5.	Transferability.

(a)

Except as provided below, the Options are nontransferable and may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Optionee, except by will or the laws of descent and distribution. Notwithstanding the foregoing, the Optionee may transfer vested Options to members of his or her immediate family (defined as his or her spouse, children or grandchildren (including children or grandchildren by means of adoption, and stepchildren)) or to one or more trusts for the exclusive benefit of such immediate family members or partnerships in which such immediate family members are the only partners if the transfer is approved by the Committee and the Optionee does not receive any consideration for the transfer. Any such transferred Options shall continue to be subject to the same terms and conditions that were applicable to the Options immediately prior to transfer (except that such transferred Options shall not be further transferable by the transferee). No transfer of an Option shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee of the terms and conditions hereof.

(b)	In order to comply with any applicable securities laws, the Option Shares may only be sold by the Optionee following registration under the United States Securities Act of 1933, as amended, or pursuant to an exemption therefrom.

6.	Tax Liability and Tax Withholding. Regardless of any action the Company or the Affiliate that employs the Optionee (the “Employer”) takes with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Optionee acknowledges that the ultimate liability for all Tax-Related Items legally due by the Optionee is and remains the Optionee’s responsibility, and that the Company and the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Options, including the grant of the Options, the vesting of the Options, the exercise of the Options, the subsequent sale of any Shares acquired pursuant to the Options and the receipt of any dividends; and (b) do not commit to structure the terms of the grant or any aspect of the Options to reduce or eliminate the Optionee’s liability for Tax-Related Items.

Prior to the delivery of the Shares upon the exercise of the Options, if any taxing jurisdiction requires withholding of Tax-Related Items, the Company may withhold a sufficient number of whole Shares otherwise issuable upon the exercise of the Options that have an aggregate Fair Market Value (as defined under the Plan) sufficient to pay the minimum Tax-Related Items required to be withheld with respect to the Shares. The cash equivalent of the Shares withheld will be used to settle the obligation to withhold the Tax-Related Items. No fractional Shares will be withheld or issued pursuant to the grant of the Options and the issuance of Shares hereunder. Alternatively, the Company and/or the Employer may, in its discretion, withhold any amount necessary to pay the Tax-Related Items from the Optionee’s salary or other amounts payable to the Optionee, with no withholding in Shares. In the event the withholding requirements are not satisfied through the withholding of Shares or through the Optionee’s salary or other amounts payable to the Optionee, no Shares will be issued upon exercise of the Options unless and until satisfactory arrangements (as determined by the Committee) have been made by the Optionee with respect to the payment of any Tax-Related Items which the Company and the Employer determines, in its sole discretion, must be withheld or collected with respect to such Options. By accepting this grant of Options, the Optionee expressly consents to the withholding of Shares and/or cash as provided for hereunder. All other Tax-Related Items related to the Options and any Shares delivered in payment thereof are the Optionee’s sole responsibility.

7.	Securities Laws. The Company may require, as a condition of the exercise of an Option, that upon the acquisition of any Shares pursuant to the exercise of the Option, the Optionee or the Optionee’s transferee, if applicable, make or enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws, with this Agreement, or as the Committee otherwise deems necessary or advisable. The Committee may require that the Optionee, as a condition of the exercise of an Option, execute a stockholders agreement containing terms and conditions generally applicable to some or all of the stockholders of the Company.

8.	Private Placement. The grant of the Options is not intended to be a public offering of securities in the Optionee’s country of residence (and country of employment, if different). The Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and the grant of the Options is not subject to the supervision of the local securities authorities. No employee of the Company or an Affiliate is permitted to advise the Optionee on whether the Optionee should acquire, hold and/or sell Shares under the Plan. The acquisition and/or disposition of shares of Shares involves a degree of risk, and the Optionee should carefully consider all risk factors relevant to the Optionee’s personal situation. In addition, the Optionee should carefully review all of the materials related to the Offer to Exchange, the Option and the Plan, and the Optionee should consult with his or her personal advisor for professional investment advice.

9.	Administration. This Agreement shall at all times be subject to the terms and conditions of the Plan and the Exchange Program Documents. Capitalized terms not defined in this Agreement shall have the meanings set forth in the Plan or the Exchange Program Documents, as applicable. The Committee shall have sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of the Committee with respect thereto and this Agreement shall be final and binding upon the Optionee and the Company. The Committee has the authority and discretion to determine any questions which arise in connection with the grant of the Options hereunder.

10.	Code Section 409A. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify this Agreement as may be necessary to ensure that all grants, vesting and exercises provided under this Agreement are made in a manner that is exempt from Section 409A of the Code; provided, however, that the Company makes no representation that the Options provided under this Agreement will be exempt from and/or comply with Section 409A of the Code.

11.	Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Optionee’s participation in the Plan, on the Options and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require, as a condition of the exercise of an Option, the Optionee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

12.	Addendum to Agreement. Notwithstanding any provisions of this Agreement to the contrary, the Award shall be subject to any special terms and conditions for the Optionee’s country of residence (and country of employment, if different), as are set forth in the applicable Addendum to the Agreement. Further, if the Optionee transfers residence and/or employment to another country reflected in an Addendum to the Agreement, the special terms and conditions for such country will apply to the Optionee to the extent the Company determines, in its sole discretion, that the application of such terms is necessary or advisable in order to comply with local law or to facilitate administration of the Plan. Any applicable Addendum shall constitute part of this Agreement.

13.	Amendments. The Committee has the right, as set forth in the Plan, to amend, alter, suspend, discontinue or cancel this Award, prospectively or retroactively; provided however, that no such amendment, alteration, suspension, discontinuance or cancelation of the Options will adversely affect Optionee’s material rights under this Agreement without Optionee’s consent. The Company has the authority to amend this Agreement, consistent with the foregoing, without the Optionee’s written agreement, except as set forth in this Section 13.

In the event that the Company is reorganized or liquidated, or if all or substantially all of its assets are sold, or if the Company is merged or consolidated with another corporation or entity (or in the event the Company consummates a written agreement to accomplish any of the foregoing), the Committee may, in its sole discretion and upon at least 10 days advance notice to the Optionee, cancel any outstanding Options and cause the Optionee to be paid (in cash or in stock, or any combination thereof) the value of such Options based upon the price per share received or to be received in the transaction.

14.	Notices. Any notice, request, instruction or other document given under this Agreement shall be in writing and may be delivered by such method as may be permitted by the Company, and shall be addressed and delivered, in the case of the Company, to the Secretary of the Company at the principal office of the Company and, in the case of the Optionee, to the Optionee’s address as shown in the records of the Company or to such other address as may be designated in writing (or by such other method approved by the Company) by either party.

15.	Option Subject to Plan: Amendments to the Agreement. This Agreement is subject to the Plan as approved by the shareholders of the Company, and the Exchange Program Documents. The terms and provisions of the Exchange Program Documents and the Plan (as it may be amended from time to time) are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan or the Exchange Program Documents, the applicable terms and provisions of this Agreement will govern and prevail.

16.	Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each other provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

17.	Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Replacement Option or future Awards granted under the Plan by electronic means or request the Optionee’s consent to participate in the Plan by electronic means. By accepting this Replacement Option, the Optionee hereby consents and agrees to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

18.	Discretionary Nature of Plan; No Vested Rights. The Optionee acknowledges and agrees that the Plan is discretionary in nature and limited in duration, and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of the Options under the Plan is a one-time benefit and does not create any contractual or other right to receive an award or benefits in lieu of Options in the future. Future Awards, if any, will be at the sole discretion of the Company, including, but not limited to, the form and timing of an Award, the number of Shares subject to the Award, and the vesting provisions. Any amendment, modification or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Optionee’s employment with the Employer.

19.	Termination Indemnities. The value of the Optionee’s Options is an extraordinary item of compensation outside the scope of the Optionee’s employment contract, if any. As such, the Options are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments.

20.	English Language. The Optionee acknowledges and agrees that it is the Optionee’s express intent that the Exchange Program Documents, the Plan, this Agreement, any addendum and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Options, be drawn up in English. Unless specifically indicated, if the Optionee has received the Exchange Program Documents, the Plan, this Agreement, any addendum or any other documents related to the Options translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version shall control.

21.

Consent to Collection, Processing and Transfer of Personal Data. Pursuant to applicable personal data protection laws, the Company hereby notifies the Optionee of the following in relation to the Optionee’s personal data and the collection, processing and transfer of such data in relation to the Company’s grant of this Award and the Optionee’s participation in the Plan. The collection, processing and transfer of the Optionee’s personal data is necessary for the Company’s administration of the Plan and the Optionee’s participation in the Plan. The Optionee’s denial and/or objection to the collection, processing and transfer of personal data may affect the Optionee’s participation in the Plan. As such, the Optionee voluntarily acknowledges and consents (where required under applicable law) to the collection, use, processing and transfer of personal data as described in this paragraph.

The Company and the Employer hold certain personal information about the Optionee, including name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Options or any other entitlement to Shares awarded, canceled, purchased, vested, unvested or outstanding in Optionee’s favor, for the purpose of managing and administering the Plan (“Data”). The Data may be provided by the Optionee or collected, where lawful, from third parties, and the Company will process the Data for the exclusive purpose of implementing, administering and managing the Optionee’s participation in the Plan. The Data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations in the Optionee’s country of residence. Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought. Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for the Optionee’s participation in the Plan.

The Company and the Employer will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Optionee’s participation in the Plan, and the Company and the Employer may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States. The Optionee hereby authorizes (where required under applicable law) them to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing the Optionee’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on the Optionee’s behalf to a broker or other third party with whom the Optionee may elect to deposit any Shares acquired pursuant to the Plan.

The Optionee may, at any time, exercise his or her rights provided under applicable personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of the Data, (b) verify the content, origin and accuracy of the Data, (c) request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of the Data, and (d) to oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Plan and the Optionee’s participation in the Plan. The Optionee may seek to exercise these rights by contacting the Optionee’s local human resources manager.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date indicated above. By execution of this Agreement, the Optionee acknowledges that he or she has reviewed the terms of the Plan and the Exchange Program Documents, and agrees to conform to all of the terms and conditions of this Agreement and the Plan.

The NASDAQ OMX Group, Inc.

Optionee (Print Name)

Optionee Signature

THE NASDAQ OMX GROUP, INC.

NON-QUALIFIED STOCK OPTION AGREEMENT FOR NON-U.S. JURISDICTIONS

UNDER THE 2010 STOCK OPTION EXCHANGE PROGRAM

ADDENDUM

Terms and Conditions

This Addendum includes additional terms and conditions that govern the award of Replacement Options granted to the Optionee under the NASDAQ OMX Group, Inc. Equity Incentive Plan (the “Plan”) if the Optionee resides in one of the countries listed below. Certain capitalized terms used but not defined in this Addendum have the meanings set forth in the Exchange Program Documents, the Plan and/or the Non-Qualified Stock Option Agreement for Non-U.S. Jurisdictions (the “Agreement”).

Notifications

This Addendum also includes information regarding exchange controls and certain other issues of which the Optionee should be aware with respect to participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of June 2010. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Optionee not rely on the information in this Addendum as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time that the Replacement Options vest, the Optionee exercises his or her Replacement Options or the Optionee sells Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Optionee’s particular situation and the Company is not in a position to assure the Optionee of any particular result. Accordingly, the Optionee is advised to seek appropriate professional advice as to how the relevant laws in the Optionee’s country may apply to his or her situation.

Finally, if the Optionee is a citizen or resident of a country other than the one in which he or she is currently working, the information contained herein may not be applicable to the Optionee.

AUSTRALIA

Terms and Conditions

1. Restriction on Exercise if Options are Underwater. If the Fair Market Value of the Shares is less than the Replacement Option exercise price on the date of vesting, the Replacement Options may not be exercised until such time as the Fair Market Value of the Shares exceeds the Replacement Option exercise price.

Notifications

1. Securities Law Information. If the Optionee acquires Shares under the Plan and subsequently offers the Shares for sale to a person or entity resident in Australia, such an offer may be subject to disclosure requirements under Australian law, and the Optionee should obtain legal advice regarding any applicable disclosure requirements prior to making any such offer.

DENMARK

Terms and Conditions

1. Treatment of Replacement Options upon Termination of Employment. Notwithstanding any provisions in the Plan or the Agreement to the contrary, the treatment of the Replacement Options upon the Optionee’s termination of employment shall be governed by the Act on Stock Options in Employment Relations.

Notifications

1. Exchange Control Reporting. If the Optionee establishes an account holding Shares or an account holding cash outside Denmark, the Optionee must report the account to the Danish Tax Authorities. The form that should be used in this respect can be obtained from a local bank in Denmark. This reporting requirement is the Optionee’s responsibility alone and the Optionee should consult with his or her personal legal advisor for further details about his or her reporting obligations. (Please note that these obligations are separate from and in addition to the securities/tax obligations described below.)

2. Securities/Tax Reporting Information. If the Optionee holds Shares acquired under the Plan in a brokerage account with a broker or bank outside Denmark, the Optionee is required to inform the Danish Tax Administration about the account. For this purpose, the Optionee must file a Form V (Erklaering V) with the Danish Tax Administration. The Form V must be signed by the Optionee and by the applicable broker or bank where the account is held. By signing the Form V, the broker or bank undertakes to forward information to the Danish Tax Administration concerning the Shares in the account without further request each year. By signing the Form V, the Optionee authorizes the Danish Tax Administration to examine the account. A sample of the Form V can be found at the following website: www.skat.dk.

In addition, if the Optionee opens a brokerage account (or a deposit account with a U.S. bank) for the purpose of holding cash outside Denmark, the Optionee is also required to inform the Danish Tax Administration about this account. To do so, the Optionee must file a Form K (Erklaering K) with the Danish Tax Administration. The Form K must be signed by the Optionee and by the applicable broker or bank where the account is held. By signing the Form K, the broker/bank undertakes an obligation, without further request each year, to forward information to the Danish Tax Administration concerning the content of the account. By signing the Form K, the Optionee authorizes the Danish Tax Administration to examine the account. A sample of Form K can be found at the following website: www.skat.dk.

ESTONIA

Notifications

1. Exchange Control Reporting. The Optionee acknowledges that he or she may be required to report any cash physically transferred out of Estonia.

FINLAND

There are no country-specific provisions.

HONG KONG

Terms and Conditions

Warning: The Replacement Options and Shares issued upon exercise of the Replacement Options do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company or its Affiliates. The Exchange Program Documents, the Agreement, including this Addendum, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong. The documents have not been reviewed by any regulatory authority in Hong Kong. The Replacement Options and any related documentation are intended only for the personal use of each eligible employee of the Company or Affiliate and may not be distributed to any other person. If a Optionee is in any doubt about any of the contents of the Agreement, including this Addendum, or the Plan, the Optionee should obtain independent professional advice.

1. Sale of Shares. In the event that the Replacement Option vests within six months of the Replacement Option Grant Date, the Optionee agrees that the Optionee will not exercise the Option and sell the Shares acquired prior to the six-month anniversary of the Replacement Option Grant Date.

Notifications

1. Nature of Scheme. The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance.

ICELAND

Terms and Conditions

1. Exercise Restriction. Under the law in Iceland in effect as of the Replacement Option Grant Date, strict foreign exchange control restrictions effectively prohibit the exercise of Replacement Options. Unless or until such time that the Company determines that exercising stock options is permissible by law without the need to obtain an exemption or special approval from the Central Bank of Iceland, the Optionee shall not be permitted to exercise the Replacement Options.

LATVIA

There are no country-specific provisions.

LITHUANIA

There are no country-specific provisions.

NETHERLANDS

Terms and Conditions

1. Waiver of Termination Rights. As a condition to the grant of the Replacement Options, the Optionee hereby waives any and all rights to compensation or damages as a result of the termination of employment with the Company and Employer for any reason whatsoever, insofar as those rights result or may result from (i) the loss or diminution in value of such rights or entitlements under the Plan, or (ii) the Optionee ceases to have rights under, or ceases to be entitled to any Awards under the Plan as a result of such termination.

Notifications

1. Insider-Trading Notification. The Optionee should be aware of Dutch insider trading rules which may impact the sale of Shares issued upon exercise of the Replacement Option. In particular, the Optionee may be prohibited from effectuating certain transactions if the Optionee has inside information (as defined under the Dutch Financial Supervision Act) about the Company. If the Optionee is uncertain whether the insider-trading rules apply to the Optionee, the Optionee should consult his or her personal legal advisor.

SINGAPORE

Notifications

1. Director Notification Obligation. The Optionee acknowledges that if he or she is a director, associate director or shadow director of the Company’s Affiliate in Singapore, the Optionee is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Company’s Affiliate in Singapore in writing when the Optionee receives an interest (e.g., Options or Shares) in the Company or any Affiliate. In addition, the Optionee acknowledges that he or she must notify the Company’s Affiliate in Singapore when the Optionee sells Shares or shares of any Affiliate (including when the Optionee sell Shares acquired upon exercise of the Replacement Options). These notifications must be made within two days of acquiring or disposing of an interest in the Company or any Affiliate. In addition, the Optionee acknowledges that he or she must make a notification of his or her interests in the Company or any Affiliate within two days of becoming a director.

2. Securities Law Information. The Plan is offered on a private basis in reliance on section 273(1)(f) of the Securities and Futures Act (“SFA”), under which it is exempt from the prospectus and registration requirements of the SFA.

SWEDEN

There are no country-specific provisions.

UNITED KINGDOM

Terms and Conditions

1. Tax Withholding and National Insurance Contributions Acknowledgment. The following provision supplements Section 6 of the Agreement:

If payment or withholding of the Tax-Related Items is not made within 90 days of the event giving rise to the Tax-Related Items (the “Due Date”) or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, the amount of any uncollected Tax-Related Items will constitute a loan owed by the Optionee to the Employer, effective on the Due Date. The Optionee agrees that the loan will bear interest at the then-current official rate of Her Majesty’s Revenue and Customs (“HMRC”), it will be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in Section 6 of the Agreement. Notwithstanding the foregoing, if the Optionee is a director or executive officer of the Company (subject to the prohibition on loans under Section 13(k) of the U.S. Securities Exchange Act of 1934, as amended), the Optionee will not be eligible for such a loan to cover the Tax-Related Items. In the event that the Optionee is a director or executive officer and the Tax-Related Items are not collected from or paid by the Optionee by the Due Date, the amount of any uncollected Tax-Related Items will constitute a benefit to the Optionee on which additional income tax and national insurance contributions will be payable. The Optionee will be responsible for reporting and paying any income tax and national insurance contributions due on this additional benefit directly to HMRC under the self-assessment regime.